UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
SCULPTOR CAPITAL MANAGEMENT, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

EXPLANATORY NOTE
On October 12, 2023, Sculptor Capital Management, Inc. a Delaware Corporation (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) relating to the special meeting of stockholders (the “Special Meeting”) to be held on November 16, 2023 to, among other things, approve the Agreement and Plan of Merger, dated as of July 23, 2023 (the “Original Merger Agreement”, as amended on October 12, 2023 by Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”), and as it may be amended from time to time, the “Merger Agreement”), by and among The Company, Sculptor Capital LP, a Delaware limited partnership and subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and subsidiary of the Company (“Advisors II LP”, together with Capital LP and Advisors LP, the “Operating Partnerships” and each an “Operating Partnership”), Rithm Capital Corp., a Delaware corporation (“Parent”), Calder Sub, Inc., a Delaware corporation and subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub III”), providing for (i) the merger (the “Public Merger”) of Merger Sub Inc. with and into the Company, with the Company surviving such merger as the surviving corporation, (ii) the merger (the “LP Merger I”) of Merger Sub I with and into Capital LP, with Capital LP surviving such merger as the surviving partnership, (iii) the merger (the “LP Merger II”) of Merger Sub II with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership and (iv) the merger (the “LP Merger III”, and together with the Public Merger, LP Merger I and LP Merger II, the “Mergers”) of Merger Sub III with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership.
At the Special Meeting, stockholders of the Company will be asked to (i) adopt the Merger Agreement, thereby approving the transactions contemplated by the Merger Agreement, including the Mergers (the “Transactions,” and such proposal, the “Merger Proposal”), (ii) approve, by non-binding, advisory vote, certain compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers (the “Non-Binding Compensation Proposal”) and (iii) approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes for the approval of the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).
The Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee of the Company Board, recommends that you vote “FOR” the Merger Proposal, “FOR” the Non-Binding Compensation Proposal and “FOR” the Adjournment Proposal. Because the vote in respect of the approval of the Merger Proposal is based on the voting power of the applicable shares outstanding, abstentions and failures to vote will have the same effect as voting AGAINST the approval of the Merger Proposal.
The Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosure set forth below (the “Supplemental Disclosure”).

Supplemental Disclosure to Proxy Statement
The following information should be read in conjunction with the Proxy Statement, which should be read in its entirety. All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a reference disclosure in the Proxy Statement and a line through text shows text being deleted from a referenced disclosure in the Proxy Statement.
All changes to disclosure included in the Supplemental Disclosure are intended to supersede the Proxy Statement in each instance in which such disclosure appears in the Proxy Statement.
Summary—Voting Securities
The disclosure under the heading “Summary—Voting Securities” is hereby supplemented by adding the underlined disclosure to pages 2 and 3 of the Proxy Statement, as follows:
Holders of Class A Common Stock and Class B Common Stock, as recorded in the Company’s share register at the close of business on the Record Date, may vote at the Special Meeting. As of October ~~10~~ 17, 2023, there were ~~29,664,827~~ 34,002,842 shares of Class A Common Stock, including restricted Class A shares, and 33,017,247 shares of Class B Common Stock outstanding. Each holder of shares of Class A Common Stock, including restricted Class A shares, and shares of Class B Common Stock is entitled to one vote per share, and the shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class for purposes of each matter to be voted upon at the Special Meeting.
Pursuant to a February 7, 2019 governance agreement between the Company, Daniel S. Och (in his capacity as an individual, and in his capacity as the sole member of the Class B Shareholders Committee (as such term is defined in the Class B Shareholders Agreement)) and certain of the Company’s subsidiaries, 436,810 shares of Class B Common Stock that relate to the LP Class A-1 Units, which represent less than 1% of the total aggregate voting power of the Company’s outstanding voting stock, will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.
In addition, in connection with the execution of the Original Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with the Specified Stockholders, pursuant to which, among other things, each Specified Stockholder agreed to vote all shares of Company Common Stock held by such Specified Stockholder in favor of the Merger Proposal at the Special Meeting. As of October ~~10~~ 17, 2023, the Specified Stockholders collectively controlled approximately ~~26%~~ 24% of the total voting power of the Company’s outstanding voting stock. Further, Parent holds shares of Class A Common Stock representing approximately 6.5% of the total voting power of the Company’s outstanding voting stock, which the Company expects will be voted in favor of the Merger Proposal. For more information, see “Summary — Voting Agreements” beginning on page 2 and “Voting Agreements” beginning on page 14.
Summary—Voting Agreements
The disclosure under the heading “Summary—Voting Agreements” is hereby supplemented by adding the underlined disclosure to page 16 of the Proxy Statement, as follows:
In connection with the execution of the Original Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with the Specified Stockholders. As of October ~~10~~ 17, 2023, the Specified Stockholders collectively controlled approximately ~~26%~~ 24% of the total voting power of the Company’s outstanding voting stock. Further, Parent holds shares of Class A Common Stock representing approximately 6.5% of the total voting power of the Company’s outstanding voting stock, which the Company expects will be voted in favor of the Merger Proposal.

Questions and Answers about the Special Meeting and the Mergers
The disclosure under the heading “Questions and Answers about the Special Meeting and the Mergers” is hereby supplemented by adding the underlined disclosure to pages 17 and 21 of the Proxy Statement, as follows:
Q:	Who is entitled to vote at the Special Meeting?
A:
Only Company Stockholders of record as of the close of business on October 17, 2023 are entitled to receive notice of, and to vote at, the Special Meeting. Each Company Stockholder is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Class A Common Stock and share of Class B Common Stock that such Company Stockholder owned as of the Record Date.

Pursuant to a February 7, 2019 governance agreement between the Company, Daniel S. Och (in his capacity as an individual, and in his capacity as the sole member of the Class B Shareholders Committee (as such term is defined in the Class B Shareholders Agreement)) and certain of the Company’s subsidiaries, 436,810 shares of Class B Common Stock that relate to the LP Class A-1 Units, which represent less than 1% of the total aggregate voting power of the Company’s outstanding voting stock, will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.
In addition, in connection with the execution of the Original Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with each of the Specified Stockholders, pursuant to which, among other things, each Specified Stockholder agreed to vote all shares of Company Common Stock held by such Specified Stockholder in favor of the Merger Proposal at the Special Meeting. As of October ~~10~~ 17, 2023, the Specified Stockholders collectively controlled approximately ~~26%~~ 24% of the total voting power of the Company’s outstanding voting stock. Further, Parent holds shares of Class A Common Stock representing approximately 6.5% of the total voting power of the Company’s outstanding voting stock, which the Company expects will be voted in favor of the Merger Proposal. For more information, see “Voting Agreements” beginning on page 14.
Q:	What vote is required to approve the Merger Proposal?
A:
Approval of the Merger Proposal requires the affirmative vote of holders representing a majority of the aggregate voting power of the shares of the Class A Common Stock and Class B Common Stock outstanding and entitled to vote on the proposal, voting together as a single class.

Because the foregoing votes on the Merger Proposal are based on the voting power of the applicable shares outstanding, abstentions and failures to submit a proxy or provide your bank, brokerage firm or other nominee with instructions, as applicable, will have the same effect as voting AGAINST the approval of the proposal. The Merger Proposal cannot be voted upon by your brokers, banks or other nominee if you do not instruct your brokers, banks or other nominee as to how to vote on such proposal. See “The Special Meeting—Quorum and Votes Needed” beginning on page 4.
As of October ~~10~~ 17, 2023, there were ~~29,664,827~~ 34,002,842 shares of Class A Common Stock, including restricted Class A Shares, and 33,017,247 shares of Class B Common Stock outstanding. Each holder of shares of Class A Common Stock, including restricted Class A shares, and shares of Class B Common Stock is entitled to one vote per share, and the shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class for purposes of each matter to be voted upon at the Special Meeting.
Pursuant to a February 7, 2019 governance agreement between the Company, Daniel S. Och (in his capacity as an individual, and in his capacity as the sole member of the Class B Shareholders Committee (as such term is defined in the Class B Shareholders Agreement)) and certain of the Company’s subsidiaries, 436,810 shares of Class B Common Stock that relate to the LP Class A-1 Units, which represent less than 1% of the total aggregate voting power of the Company’s outstanding voting stock, will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.
In addition, in connection with the execution of the Original Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with each of the Specified Stockholders, pursuant to which, among other things, each Specified Stockholder agreed to vote all shares of Company Common Stock held by such Specified Stockholder in favor of the Merger Proposal at the Special Meeting. As of October ~~10~~ 17, 2023, the Specified Stockholders collectively controlled approximately ~~26%~~ 24% of the total voting power of the Company’s outstanding voting stock. Further, Parent holds shares of Class A Common Stock representing approximately 6.5% of the total voting power of the Company’s outstanding voting stock, which the Company expects will be voted in favor of the Merger Proposal. For more information, see “Voting Agreements” beginning on page 14.

The Special Meeting—Voting Securities
The disclosure under the heading “The Special Meeting—Voting Securities” is hereby supplemented by adding the underlined disclosure to pages 30 and 31 of the Proxy Statement, as follows:
Holders of Class A Common Stock and Class B Common Stock, as recorded in the Company’s share register at the close of business on the Record Date, may vote at the Special Meeting. As of October ~~10~~ 17, 2023, there were ~~29,664,827~~ 34,002,842 shares of Class A Common Stock, including restricted Class A shares, and 33,017,247 shares of Class B Common Stock outstanding. Each holder of shares of Class A Common Stock, including restricted Class A shares, and shares of Class B Common Stock is entitled to one vote per share, and the shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class for purposes of each matter to be voted upon at the Special Meeting.
Pursuant to a February 7, 2019 governance agreement between the Company, Daniel S. Och (in his capacity as an individual, and in his capacity as the sole member of the Class B Shareholders Committee (as such term is defined in the Class B Shareholders Agreement)) and certain of the Company’s subsidiaries, 436,810 shares of Class B Common Stock that relate to the LP Class A-1 Units, which represent less than 1% of the total aggregate voting power of the Company’s outstanding voting stock, will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.
In addition, in connection with the execution of the Original Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with the Specified Stockholders, pursuant to which, among other things, each Specified Stockholder agreed to vote all shares of Company Common Stock held by such Specified Stockholder in favor of the Merger Proposal at the Special Meeting. As of October ~~10~~ 17, 2023, the Specified Stockholders collectively controlled approximately ~~26%~~ 24% of the total voting power of the Company’s outstanding voting stock. Further, Parent holds shares of Class A Common Stock representing approximately 6.5% of the total voting power of the Company’s outstanding voting stock, which the Company expects will be voted in favor of the Merger Proposal. For more information, see “Summary — Voting Agreements” beginning on page 2 and “Voting Agreements” beginning on page 14.

The Mergers—Merger Consideration
The disclosure in the second paragraph under the heading “The Mergers—Merger Consideration” on page 36 of the Proxy Statement is removed in its entirety.
Background of the Mergers
The disclosure under the heading “Background of the Mergers” is hereby supplemented by adding the following disclosure to page 92 of the Proxy Statement, as follows:
On October 13, 2023, representatives of J.P. Morgan and PJT Partners received a further updated unsolicited, non-binding proposal from the Consortium (the “October 13 Proposal”) offering to acquire the Company for $13.50 per share of Class A Common Stock. The October 13 Proposal stated that the Consortium (i) did not require the Former EMD Group’s support prior to executing the Consortium Definitive Agreements or closing the proposed transaction and (ii) would accept that the Consortium-Specific Transaction Risks will be deemed not to constitute a Company Material Adverse Effect. The Consortium Client Consent Condition remained at an 80% client run rate consent threshold for the Company’s CLO business line and a 70% client run rate consent threshold for the Company’s Real Estate business line in the October 13 Proposal, and the Consortium indicated it would consider reducing the Real Estate threshold. The Consortium also restated its intention to initiate a cash tender offer for a price of $13.50 per share of Class A Common Stock (without indicating what conditions it intended to apply to such offer) following the expiration of Bidder J’s standstill on December 22, 2023, if the Company Stockholders had not approved the Merger Proposal prior to such time.
Representatives of PJT Partners promptly notified the Special Committee of the October 13 Proposal. Representatives of Latham & Watkins also notified representatives of Rithm and Skadden of the October 13 Proposal, as required under the terms of the Merger Agreement.
On October 13, 2023, at a meeting of the Special Committee with its financial and legal advisors present, the Special Committee discussed the October 13 Proposal. The Special Committee considered the October 13 Proposal in light of the Special Committee’s engagement with the Consortium over the previous two months and noted that value, timing and closing certainty were critical factors for the Special Committee. Representatives of Latham & Watkins reviewed with the Special Committee its duties under Delaware law and the requirements of the Merger Agreement with respect to a Superior Proposal Determination and a Potential Superior Proposal Determination. The Special Committee considered the Consortium Client Consent Condition set forth in the October 13 Proposal in light of the feedback received from management of the Company’s Real Estate business and the potential steps the Company may be required to take in the event the Consortium-Specific Transactions Risks or certain other risks associated with a transaction involving the Consortium were to materialize. After discussing reasons for and against making a Potential Superior Proposal Determination with respect to the October 13 Proposal, the Special Committee, while noting that there were material elements of the October 13 Proposal that the Special Committee was not yet prepared to recommend (including with respect to financing certainty, signing certainty and closing certainty) and that important information relevant to the Special Committee’s consideration of the Required Financial Information remained outstanding, (i) made a Potential Superior Proposal Determination with respect to the October 13 Proposal based on the price increase and concessions that the Consortium indicated it would be willing to consider (including potential revisions to the Consortium Definitive Agreements with respect to the Consortium-Specific Transaction Risks) and, accordingly, (ii) unanimously recommended that the Board of Directors make a similar determination with respect to the October 13 Proposal.
On the same day, the Board of Directors convened a meeting with representatives of J.P. Morgan, PJT Partners and Latham & Watkins present, at which time the Special Committee conveyed its recommendation to the Board of Directors. The Board of Directors then reviewed the October 13 Proposal with representatives of J.P. Morgan, PJT Partners and Latham & Watkins. After discussing reasons for and against making a Potential Superior Proposal Determination with respect to the October 13 Proposal, the Board of Directors made a Potential Superior Proposal Determination with respect to the October 13 Proposal (but, for the avoidance of doubt, did not determine that the October 13 Proposal constituted a Superior Proposal).
Later on October 13, 2023, at the direction of the Special Committee, representatives of PJT Partners sent representatives of the Consortium a letter requesting that the Consortium provide a revised draft of the merger agreement reflecting the terms of the October 13 Proposal and that the Consortium Guarantor provide the Required Financial Information.

On the same day, representatives of Latham & Watkins notified representatives of Rithm and Skadden, as required under the terms of the Merger Agreement, that the Board of Directors had made a Potential Superior Proposal Determination (but, for the avoidance of doubt, did not determine that the October 13 Proposal constituted a Superior Proposal).
Later that day, representatives of the Consortium provided a revised draft of the merger agreement to representatives of PJT Partners and J.P. Morgan which did not reflect a full acceptance of the Consortium-Specific Transaction Risks, and thus imposed such risks on the Company Stockholders. In addition, representatives of the Consortium Guarantor provided certain of the Required Financial Information to representatives of PJT Partners. Representatives of PJT Partners promptly notified the Special Committee of the materials and communications received from the Consortium.
On October 14, 2023, at a meeting of the Special Committee with its financial and legal advisors present, the Special Committee discussed the October 13 Proposal. Representatives of PJT Partners reviewed with the Special Committee the Required Financial Information received to date, and the Special Committee discussed with representatives of PJT Partners that the information provided by the Consortium Guarantor contained certain gaps that were important to assessing its ability to satisfy the obligations under the guaranty contemplated by the Consortium Definitive Agreements. Following such discussions, the Special Committee requested that representatives of PJT Partners send the Consortium Guarantor requests for additional information to address those gaps. The Special Committee then discussed with representatives of Latham & Watkins the terms of the draft merger agreement provided by the Consortium, including the re-insertion of the Consortium Client Consent Condition for the Company’s Real Estate and CLO business lines. Following such discussions, the Special Committee instructed PJT Partners to send follow-up questions to the Consortium Guarantor and instructed Latham & Watkins to revise the draft merger agreement to reflect the discussion at this meeting. The Special Committee then scheduled discussions between the Special Committee and each of Mr. Orbuch and Brett Klein, the Global Head of Corporate Credit of the Company, to continue to evaluate the Consortium Client Consent Condition for the Company’s Real Estate and CLO business lines, respectively, and determine whether there were steps that could be taken to mitigate the risks associated with such conditions in a manner that would be acceptable to the Special Committee.
Later on October 14, 2023, at a meeting of the Special Committee with its financial and legal advisors, the Special Committee met with Mr. Orbuch to discuss the Consortium Client Consent Condition with respect to the Company’s Real Estate business line. Mr. Orbuch confirmed that he believed that a key focus for real estate investors would be whether Mr. Orbuch and his team would remain at the Company and retain investment discretion following a change of control.
The Special Committee then met with Mr. Klein to discuss the Consortium Client Consent Condition with respect to the Company’s CLO business line. Mr. Klein noted certain aspects of the October 13 Proposal that made it difficult to predict the likelihood of the CLO boards providing their consent to the transactions contemplated by the October 13 Proposal, including the uncertainty as to whether the Consortium intended to sell or retain the CLO business and the potential impact of such uncertainty on the retention of investment professionals managing the Company’s CLO business line (which could cause the CLO boards to be concerned over who would manage the CLO business). Mr. Klein told the Special Committee that he believed it was clear to the CLO fund investors that Rithm had indicated that it intended to maintain the Company’s CLO business line in its current form, whereas he believed the Consortium’s intentions with respect to the Company’s CLO business line were unclear.
In an executive session with its financial and legal advisors present, the Special Committee discussed the Consortium Client Consent Condition Risk and noted that while advisors to the Special Committee and the Consortium had discussed potential options to mitigate such risks, the Consortium would be in control of the implementation of such options. Following such discussion, and in light of the fact that it was within the Consortium’s power to take steps to increase the likelihood of satisfying the Consortium Client Consent Condition, the Special Committee determined that it would (i) continue to request that the Consortium remove the Consortium Client Consent Condition from the Consortium Definitive Agreements and (ii) provide the Consortium with further access to Mr. Orbuch and, if necessary, Mr. Klein, in order to seek to increase the Consortium’s understanding of the Consortium Client Consent Condition Risk.

On October 15, 2023, at the direction of the Special Committee, representatives of PJT Partners sent representatives of the Consortium revised drafts of the Consortium Definitive Agreements, along with requests (i) to schedule a discussion between the Special Committee’s advisors and the Consortium’s advisors to resolve the issues identified in the Consortium Definitive Agreements, (ii) for the Consortium Guarantor to provide the outstanding Required Financial Information and (iii) for the Consortium to provide its markup of the disclosure schedules to the draft merger agreement.
On October 16, 2023, representatives of Latham & Watkins and PJT Partners met with representatives of the financial and legal advisors to the Consortium by videoconference to discuss the open issues in the Consortium Definitive Agreements and other outstanding diligence and procedure matters that were gating items to reaching agreement on the Consortium Definitive Agreements. During that discussion, advisors to the Consortium indicated that the Consortium was not willing to make any changes to the terms of the Consortium Client Consent Condition set forth in the October 13 Proposal.
Later that day, at a meeting of the Special Committee with its financial and legal advisors present, the Special Committee discussed the videoconference between representatives of Latham & Watkins and PJT Partners and representatives of the Consortium’s advisors, including the Consortium’s insistence that the Consortium Definitive Agreements include the Consortium Client Consent Condition. The Special Committee then discussed with its advisors the Consortium Client Consent Condition Risk and potential ways to mitigate that risk. Following such discussion, the Special Committee instructed Latham & Watkins to organize a discussion with the Company’s Deputy Chief Legal Officer, Julie Siegel, the following day to discuss the Consortium Client Consent Condition Risk with respect to the Company’s CLO business.
On October 17, 2023, representatives of the Consortium (i) sent a revised draft of a merger agreement to representatives of PJT Partners, which, among other things, re-inserted the Consortium Client Consent Condition for the Company’s CLO and Real Estate business lines and narrowed the scope of the Consortium-Specific Transaction Risks that the Consortium would assume in the transaction, (ii) requested to speak with the Company’s management and advisors to discuss certain due diligence items and the disclosure schedules to the draft merger agreement and (iii) stated that the Consortium believed it could finalize and be prepared to execute the Consortium Definitive Agreements and announce a transaction before the opening of trading on NYSE on October 23, 2023 (which would not be possible, as the terms of the Merger Agreement provide Rithm a three Business Day notice period to negotiate with the Company and the right to match any Superior Proposal, as described below under the heading “The Merger Agreement - Additional Agreements - Adverse Recommendation Change - Permissible Adverse Recommendation Change and Entry into Alternative Acquisition Agreement in Connection with a Superior Proposal”).
Representatives of PJT Partners promptly notified the Special Committee of the materials and communications received from the Consortium. Representatives of Latham & Watkins also notified representatives of Rithm and Skadden of the Special Committee’s receipt of these materials and communications, as required under the terms of the Merger Agreement.
Later that day, at a meeting of the Special Committee with its financial and legal advisors and Ms. Siegel present, Ms. Siegel provided additional detail on the governance structure of the boards of directors which oversee the Company’s CLO business line. Ms. Siegel then provided her perspectives on obtaining consents from the CLO boards and potential reactions the CLO boards may have if the Company were to request that the CLO boards provide their consent to the transactions contemplated by the October 13 Proposal. In particular, the Special Committee and Ms. Siegel considered the factors that would be likely to impact a CLO board’s decision to provide its consent to the transactions contemplated by the October 13 Proposal, including (i) the Consortium’s stated plans to sell the Company’s CLO business line and (ii) the uncertainty regarding whether the investment professionals managing the Company’s CLO business line could be retained and for how long under the transactions contemplated by the October 13 Proposal.
In an executive session with its financial and legal advisors present, the Special Committee instructed Latham & Watkins to (i) organize discussions with the CLO boards to discuss further on what terms the CLO boards would be willing to support a potential transaction with the Consortium and (ii) request that Mr. Orbuch prepare a term sheet outlining the key parameters of the governance of the Company’s Real Estate business line and certain other terms of the employment of its key investment professionals (including a compensation plan and restrictive covenants) following the consummation of a transaction with the Consortium which he believed would be necessary in order to be confident that the consent of the Real Estate funds could be obtained (and to submit that to the Special Committee for review prior to sharing with the Consortium) (the “Real Estate Term Sheet”). The Special Committee then discussed with its advisors the progress of negotiations of the Consortium Definitive Agreements, including the scope of Consortium-Specific Transaction Risks and related disclosures of client feedback to provide to the Consortium. Following such discussion, the Special Committee instructed Latham & Watkins to request that the Client Partner Group provide materials that the Company could present to the Consortium regarding client feedback received to date (the “Feedback Materials”).
On October 18, 2023, at the direction of the Special Committee, representatives of PJT Partners sent representatives of the Consortium a revised draft of the merger agreement and coordinated with representatives of the Consortium on outstanding diligence requests, and representatives of Latham & Watkins notified representatives of Rithm and Skadden that the draft merger agreement had been delivered to the Consortium, as required under the terms of the Merger Agreement. Representatives of Latham & Watkins also met with representatives of the Consortium’s legal advisor by videoconference to discuss the Consortium Definitive Agreements and the disclosure schedules to the draft merger agreement.
On the same day, representatives of the Consortium sent revised drafts of the equity commitment letter, guarantee and initial comments on the disclosure schedules to the draft merger agreement to representatives of Latham & Watkins.
On October 19, 2023, at the direction of the Special Committee, Ms. Siegel met with certain directors of the Company’s CLO boards by teleconference, with representatives of PJT Partners present. Ms. Siegel and the CLO boards discussed the fact that an unnamed bidder (the Consortium) had submitted a proposal to acquire the Company and reviewed a potential acquisition of the Company, including the Company’s CLO business line, and sought indications from the Company’s CLO boards as to whether they would be amenable to providing consent for a change of control transaction with another bidder assuming all other factors remained unchanged, including that the existing investment team continued to manage the Company’s CLO business line (but noting that other leaders and members of senior management may no longer be at the Company). Under those assumptions, the directors of the Company’s CLO boards did not raise material concerns regarding their willingness to grant their consent to such an acquisition.
Later that day, Mr. Orbuch provided the Special Committee and Latham & Watkins with the Real Estate Term Sheet.
Later that day, at a meeting of the Special Committee with its financial and legal advisors present, representatives of PJT Partners reviewed with the Special Committee the conversations with Ms. Siegel and the CLO boards that they had attended earlier that morning and discussed with the Special Committee the potential implications for the Consortium Client Consent Condition and the Consortium-Specific Transaction Risks. The Special Committee then discussed the meeting between Mr. Klein and Mr. Weinstein and Mr. Goodwin scheduled for later that day. The Special Committee then discussed the Consortium’s request for further meetings with Mr. Orbuch. Following such discussion, the Special Committee authorized Mr. Orbuch to engage with the Consortium regarding the Real Estate Term Sheet. From October 20, 2023, to October 24, 2023, at the instruction of the Special Committee, Mr. Orbuch had two further videoconferences with the Consortium.
Later that day, Mr. Weinstein and Mr. Goodwin met with Mr. Klein at the offices of Latham & Watkins to discuss, among other matters, the Consortium Client Consent Condition Risk with respect to the Company’s CLO business line, with representatives of Latham & Watkins and PJT Partners attending in person and representatives of the Consortium’s financial and legal advisors attending by videoconference. Following the meeting with Mr. Klein, Mr. Weinstein, Mr. Goodwin and a representative of the Consortium’s legal advisor then reviewed the Feedback Materials at the offices of Latham & Watkins.
Later that day, at the direction of the Special Committee, representatives of Latham & Watkins sent representatives of the Consortium revised drafts of the equity commitment letter, guarantee and disclosure schedules to the draft merger agreement. On October 20, 2023, representatives of Latham & Watkins notified representatives of Rithm and Skadden that revised drafts of certain Consortium Definitive Agreements had been provided by the Special Committee and the Consortium over the previous day, as required under the terms of the Merger Agreement, and a representative of Skadden reviewed the Feedback Materials at the offices of Latham & Watkins.

On October 20, 2023, the Company held a financial due diligence session by videoconference with representatives of the financial and legal advisors to the Consortium, with representatives of PJT Partners and Latham & Watkins attending.
Later that day, at a meeting of the Special Committee with its financial and legal advisors, the Special Committee and Mr. Klein discussed (i) his meeting the prior day with Mr. Weinstein and Mr. Goodwin, (ii) the Consortium Client Consent Condition Risk with respect to the Company’s CLO business line and (iii) the Consortium-Specific Transaction Risks.
In an executive session with its financial and legal advisors present, the Special Committee discussed (i) the status of the Consortium’s discussions with Mr. Orbuch and Mr. Klein, (ii) the terms on which the Special Committee would be prepared to recommend the Consortium Definitive Agreements to the Company Stockholders, and (iii) the expected timeline to finalizing such agreements. Following such discussions, the Special Committee determined that it still had concerns about the Consortium Client Consent Condition as set forth in the October 13 Proposal and would not be willing to further consider accepting the Consortium Client Consent Condition at this time unless the Consortium (a) agreed to the provisions relating to the Consortium-Specific Transaction Risks in the Consortium Definitive Agreements, and (b) agreed to take certain actions (or to permit the Company to take certain actions in the interim period) that the Special Committee believed would increase the probability that the Consortium Client Consent Conditions could be satisfied. Following such discussion, the Special Committee instructed representatives of PJT Partners to engage with representatives of the Consortium’s financial advisor and request that the Consortium inform the Special Committee of whether it intended to accept and acknowledge the Consortium-Specific Transaction Risks in the Consortium Definitive Agreements.
Later that day, at the direction of the Special Committee, representatives of PJT Partners discussed with representatives of the Consortium’s financial advisor a potential timeline to resolving the remaining open issues and reaching mutually acceptable terms of the transactions contemplated by the October 13 Proposal and final forms of the Consortium Definitive Agreements, and the Consortium’s financial advisor stated the Consortium required until the next day to provide the requested feedback and make any commitments to a proposed timeline. During this discussion, at the direction of the Special Committee, representatives of PJT Partners emphasized that the Special Committee required definitive feedback from the Consortium on whether the Consortium intended to accept and acknowledge the Consortium-Specific Transaction Risks in the Consortium Definitive Agreements before the Special Committee could complete its analysis of whether the October 13 Proposal was a Superior Proposal.
On October 21, 2023, at a meeting of the Special Committee with its financial and legal advisors present, representatives of PJT Partners provided an overview of their conversations from the prior day with representatives of the Consortium’s financial advisor. Representatives of PJT Partners reported that despite representatives of the Consortium’s financial advisor committing to provide the requested response that morning, PJT Partners had not received any response from the Consortium. The Special Committee then discussed (i) the Consortium Client Consent Condition and the Consortium-Specific Transaction Risks and (ii) a potential timeline to resolving the remaining open issues and reaching mutually acceptable terms of the transactions contemplated by the October 13 Proposal and documenting such terms in final forms of the Consortium Definitive Agreements, and the challenges associated with the fact that the Consortium had not yet provided the timeline that it previously committed to providing. Following such discussion, the Special Committee instructed (a) representatives of PJT Partners to request a status and timing update from representatives of the Consortium’s financial advisor and (b) members of the Company’s management to provide certain additional diligence information to the Consortium.
Later that day, representatives of the Consortium’s legal advisors sent Latham & Watkins a revised draft merger agreement. In the revised draft of the merger agreement, the Consortium again did not accept and acknowledge the Consortium-Specific Transaction Risks (as the Special Committee had previously indicated it would require in light of the specific feedback it had received from the Company regarding the probability of such Consortium-Specific Transaction Risks occurring) or agree to permit the Company to take such actions as the Company might need to take to address those risks. Representatives of Latham & Watkins and representatives of the Consortium’s legal advisors then held a teleconference during which representatives of Latham & Watkins reiterated that the Special Committee would not be prepared to recommend the Consortium Definitive Agreements at this time unless the Consortium (i) agreed to the provisions concerning the Consortium-Specific Transaction Risks in the Consortium Definitive

Agreements, and (ii) agreed to take certain actions (or to permit the Company to take certain actions in the interim period) that the Special Committee believed would increase the probability that the transactions contemplated by the Consortium Definitive Agreements would close. Representatives of the Consortium’s legal advisor stated the Consortium would require until the next morning (October 22, 2023) to provide the requested feedback.
On October 22, 2023, representatives of the Consortium’s legal adviser confirmed that the Consortium had not yet determined whether it would be willing to enter into Consortium Definitive Agreements that acknowledged and accepted the Consortium-Specific Transaction Risks and indicated that it would require a call with the Client Partner Group so it could gather additional information that would help inform whether or not it would be prepared to accept these risks.
Later that day, the Company held a due diligence session with three senior members of the Client Partner Group, Mr. Weinstein, representatives of the Consortium’s financial and legal advisors and representatives of PJT Partners and Latham & Watkins (the “Client Team Call”). During this call, the Client Partner Group answered questions and entered into a dialogue with Mr. Weinstein that included (i) Mr. Weinstein articulating the Consortium’s plans for how it would operate the Company and why it believed its ownership would be positive for clients of the Company and (ii) the Client Partner Group providing feedback (and responding to inquiries) regarding the Feedback Materials, other feedback received from the Client Feedback Sources and the Company’s client base generally. The Client Partner Group indicated, among other things, that based on feedback from clients, they viewed it as a material risk that a majority of the assets under management of the Company’s Multi-Strategy and Opportunistic Credit business lines would redeem if the Consortium were to announce a transaction with the Company and Mr. Weinstein were to replace Mr. Levin as CIO.
Following this call, at the direction of the Special Committee, representatives of PJT Partners reached out to representatives of the Consortium’s financial advisor, and representatives of Latham & Watkins reached out to representatives of the Consortium’s legal advisor to, in each case, stress why the Special Committee was not prepared to require the Company Stockholders to bear the Consortium-Specific Transaction Risks, and to request feedback on whether, in light of the information received on the Client Team Call, the Consortium would be in a position to acknowledge and accept the Consortium-Specific Transaction Risks in the Consortium Definitive Agreements. The financial and legal advisors to the Consortium indicated that they would speak with Mr. Weinstein and revert the following day (October 23, 2023).
On October 23, 2023, at the direction of the Special Committee, representatives of PJT Partners again reached out to the Consortium’s financial advisor and requested feedback on whether the Consortium intended to accept and acknowledge the Consortium-Specific Transaction Risks in the Consortium Definitive Agreements. The Consortium’s financial advisor indicated that the Consortium may be able to accept and acknowledge the Consortium-Specific Transaction Risks in the Consortium Definitive Agreements, but it required a further unchaperoned meeting with Mr. Orbuch to do so (and that it would provide a response as to whether it was willing to assume the Consortium-Specific Transaction Risks following such meeting). PJT Partners promptly relayed this to the Special Committee and the Special Committee authorized this meeting between Mr. Orbuch and Mr. Weinstein, which was held later that day via videoconference.
Following Mr. Orbuch’s meeting with Mr. Weinstein, at a meeting of the Special Committee with its financial and legal advisors and Mr. Orbuch present, the Special Committee requested Mr. Orbuch’s feedback on his calls with Mr. Weinstein and an update on the progress of negotiations of the Real Estate Term Sheet. Mr. Orbuch stated that the Consortium had not commented on the Real Estate Term Sheet Mr. Orbuch had made available but had instead produced a different term sheet that contained terms that did not adequately address key terms that would be important to the Real Estate team and Mr. Orbuch. Mr. Orbuch indicated that, at that time, the terms were not acceptable, but Mr. Weinstein had indicated that he would revert with a further revised draft term sheet.
In an executive session with its financial and legal advisors present, the Special Committee discussed (i) Mr. Orbuch’s feedback regarding his call with Mr. Weinstein; (ii) the negative impact such negotiations had on the Special Committee’s confidence that the thresholds in the Consortium Client Consent Conditions with respect to the Company’s Real Estate business line could be satisfied; and (iii) the Consortium’s lack of progress on reaching final terms for the Consortium Definitive Agreements, including that the Consortium had not met its own timelines set forth in the October 10 Response set for final agreements and still had not provided definitive feedback to the Special Committee on whether it intended to accept and acknowledge the Consortium-Specific

Transaction Risks in the Consortium Definitive Agreements. The Special Committee noted that direct and extensive engagement with the Consortium had been ongoing since October 6th and that the Special Committee had provided detailed feedback regarding the terms and conditions that the Special Committee would be prepared to recommend to the Company Stockholders, but that to date the Consortium’s proposals continued to contemplate signing and closing uncertainty, failed to resolve threshold issues, and ultimately showed unwillingness or inability to proceed with a transaction on terms that the Special Committee would be prepared to recommend to the Company Stockholders. The Special Committee discussed whether it was detrimental to the Company and the Transactions to continue to engage with the Consortium in light of these circumstances, and whether any further progress could be expected to be made with the Consortium. Following such discussion, the Special Committee instructed PJT Partners to engage with representatives of the Consortium’s financial advisor and request that the Consortium provide the Special Committee with drafts of the Consortium Definitive Agreements that the Consortium was prepared to execute, emphasizing that a lack of progress made by the Consortium in the near term would negatively impact the Special Committee’s view of the Consortium’s proposals. Later that day, at the direction of the Special Committee, representatives of PJT Partners made the above requests to representatives of the Consortium’s financial advisor and the Consortium’s financial advisor indicated that the Consortium was not currently prepared to accept the Consortium-Specific Transaction Risks.
On the evening of October 24, 2023, representatives of the financial advisor to the Consortium sent representatives of PJT Partners mark-ups of the Consortium Definitive Agreements with an email indicating that they were not currently willing to accept and acknowledge the Consortium-Specific Transaction Risks, but may be able to do so if: (1) the Consortium were permitted to speak with the Company’s ten largest clients, and (2) the Consortium were permitted to speak with additional members of the Company’s senior management. Representatives of PJT Partners promptly notified the Special Committee of the materials and communications received from the Consortium.
Later that evening, at a meeting of the Special Committee with its financial and legal advisors present, the Special Committee discussed the latest communication from the Consortium. The Special Committee took note of the following factors:
•
Despite the fact that the Consortium had represented that there would be no client consent condition on the Company’s Multi-Strategy and Opportunistic Credit business lines, the Consortium’s request to speak with the Company’s ten largest clients was functionally a signing condition on those same business lines;

•
Meetings between the Consortium and the Company’s clients could be highly disruptive and potentially cause clients to redeem their investments even prior to the Consortium executing a definitive agreement with the Company, causing damage that would reduce the likelihood of closing the Transactions with Rithm;

•	No other bidder involved in the sale process (including Rithm) had been permitted to speak with any of the Company’s clients;
•
Certain members of the Consortium operate businesses that are competitive with elements of the Company’s business, and allowing the Consortium to speak to the Company’s clients could cause competitive harm if a deal were not ultimately reached with the Consortium;

•
The Consortium was not yet prepared to accept and acknowledge the Consortium-Specific Transaction Risks, and the Special Committee did not believe that meetings with the Company’s clients would induce the Consortium to accept such risks (as the Special Committee expected that client feedback would be in line with the feedback previously provided to the Consortium via the Feedback Materials and the Client Team Call);

•
Meetings with the Company’s clients would significantly extend any timeline to execution of Consortium Definitive Agreements (if such agreements could be executed at all), which timeline had already been extended beyond what the Consortium had initially represented it would require in order to finalize the Consortium Definitive Agreements; and

•
Over the course of the recent days of engagement with the Consortium, the Consortium continued to make additional new diligence requests but appeared to be no closer to being ready to execute the Consortium Definitive Agreements on terms that the Special Committee would be prepared to recommend to the Company Stockholders.

Following deliberation, the Special Committee determined that it would not accommodate the requests made by the Consortium and would not pursue a transaction on the terms outlined in the most recent email from representatives of the Consortium.
The Special Committee has repeatedly informed the Consortium that the Special Committee would not be prepared to recommend the Consortium Definitive Agreements unless the Consortium were to agree to accept and acknowledge the Consortium-Specific Transaction Risks. The Special Committee will continue to fulfill its fiduciary duties with respect to the October 13 Proposal and will assess any further developments in consultation with its independent financial and legal advisors. The Special Committee may or may not reach agreement with the Consortium, or make a Superior Proposal Determination, with respect to the October 13 Proposal. Furthermore, in the event that each of the Special Committee and the Board of Directors does make a Superior Proposal Determination with respect to the October 13 Proposal and the Consortium Definitive Agreements, the terms of the Merger Agreement provide Rithm a three Business Day period to negotiate with the Company and, if Rithm wishes to do so, to adjust the terms of the Merger Agreement so that the Consortium Definitive Agreements would no longer constitute a Superior Proposal, as described below under the heading “The Merger Agreement - Additional Agreements - Adverse Recommendation Change - Permissible Adverse Recommendation Change and Entry into Alternative Acquisition Agreement in Connection with a Superior Proposal.” Consistent with its fiduciary duties, the Special Committee and the Board of Directors will determine the best path forward with the interest of maximizing value for all Company Stockholders.
Purpose and Reasons of the Company for the Mergers; Recommendation of Our Board of Directors and the Special Committee; Fairness of the Mergers
The disclosure under the heading “Purpose and Reasons of the Company for the Mergers; Recommendation of Our Board of Directors and the Special Committee; Fairness of the Mergers” is hereby supplemented by adding the following disclosure to page 100 of the Proxy Statement, as follows:
•
the fact that the Specified Stockholders, who as of October ~~10~~ 17, 2023, controlled approximately ~~26%~~ 24% of the total voting power of the Company’s outstanding voting stock, have duly executed and entered into the Voting Agreements, pursuant to which they have agreed to vote their shares of Company Common Stock in favor of the adoption and approval of the Merger Agreement and the Transactions, subject to and in accordance with the terms and conditions of the Voting Agreements, and that Parent holds shares of Class A Common Stock representing approximately 6.5% of the total voting power of the Company’s outstanding voting stock, which the Company expects will be voted in favor of the Merger Proposal;

Litigation Related to the Mergers
The disclosure under the heading “Litigation Related to the Mergers” is hereby supplemented by adding the following disclosure to page 121 and 122 of the Proxy Statement, as follows:
The Company has received four demand letters (the “Disclosure Demand Letters”) from purported stockholders of the Company claiming that the preliminary proxy statement filed on August 21, 2023 contained material misstatements and omissions with respect to the discussion of the Mergers. In addition, two lawsuits have been filed by purported stockholders of the Company making similar allegations: Yale David v. Sculptor Capital Management, Inc. et al., No. 23-cv-07921 (S.D.N.Y. September 7, 2023); and Edward Edgerton v. Sculptor Capital Management, Inc., et al. No. 23-cv-07999 (S.D.N.Y. September 11, 2023) (together, the “Disclosure Complaints”). The Company believes that the disclosures set forth in the preliminary proxy statement comply with applicable law and that the allegations asserted in both the Disclosure Demand Letters and Disclosure Complaints are without merit.
On September 11, 2023, stockholder Gilles Beauchemin filed a purported class action against the Company and each of the Company’s directors in the Court of Chancery of the State of Delaware, captioned Gilles Beauchemin v. Marcy Engel, et al., No. 2023-0921- (Del. Ch. September 11, 2023) (the “Beauchemin Action”). The Beauchemin Action alleges, among other things, that the Board and Special Committee violated their fiduciary duties by refusing to waive certain restrictions in the standstill agreement, specifically by not allowing Bidder J to publicly respond to the Board’s characterization of its bid, or to directly present to the public stockholders a competing bid and by asking for stockholder approval of the Transactions on the basis of a materially false and misleading proxy statement. In particular, the Beauchemin Action alleges that the proxy statement is materially misleading on the grounds that it mischaracterizes the history of negotiations with Bidder J and the content of Bidder J’s bids and provides allegedly pretextual reasons for the Special Committee’s stated concerns regarding Bidder J’s bids. The Beauchemin Action seeks, among other things, a preliminary and permanent injunction enjoining the Board and Special Committee from enforcing the terms of the standstill against Bidder J, and a preliminary ~~and permanent~~ injunction enjoining the Board and Special Committee from consummating the Transactions until the Consortium is able to bid without restriction from the standstill against Bidder J and until the Company issues a proxy statement that corrects the alleged material omissions and misstatements. Along with his September 11 complaint,~~. T~~the plaintiff in the Beauchemin Action ~~has~~ filed a motion for a preliminary injunction ~~in furtherance of the same~~, and a motion to expedite seeking expedited relief from the court. On September 25, 2023, plaintiff in the Beauchemin Action served requests for production on the defendants and issued subpoenas to certain advisors of the Company and the Special Committee and Saba Capital Management, LP. On September 26, 2023, the Court held argument on the motion to expedite, during which it denied the motion without prejudice on the grounds that it was premature given the ongoing nature of the Special Committee’s deliberations. The Court ordered the parties to negotiate a plan for expedited discovery in the event it ordered such discovery at a later date. On October 15, the plaintiff in the Beauchemin Action filed an amended complaint, and on October 16, 2023, renewed his motion to expedite, which Defendants did not oppose. On October 17, 2023, the Court granted the renewed motion to expedite. ~~The Company, Board and Special Committee deny any alleged wrongdoing, and intend to oppose any request for a preliminary injunction.~~
On October 17, 2023, stockholders and former Executive Managing Directors Daniel S. Och, Harold A. Kelly, Jr., Richard Lyon, James O’Connor, and Zoltan Varga filed a purported class action complaint on behalf of themselves and purportedly all other similarly situated stockholders of the Company against Marcy Engel, Bharath Srikrishnan, Charmel Maynard, David Bonanno, James Levin, Wayne Cohen, Sculptor Capital Management, Inc., Sculptor Capital LP, Sculptor Capital Advisors LP, Sculptor Capital Advisors II LP, Calder Sub, Inc., Calder Sub I, LP, Calder Sub II, LP, Calder Sub III, LP, and Rithm Capital Corp. in the Court of Chancery of the State of Delaware, captioned Och, et al. v. Engel, et al., C.A. No. 2023-1043-SG (the “Former EMD Group Action”). The complaint in the Former EMD Group Action alleges, among other things, that the Board and Special Committee violated their fiduciary duties by refusing to accept the Consortium’s higher bid, and by purportedly taking certain measures to favor the transaction with Rithm. The Former EMD Group complaint seeks, among other things, to enjoin the transaction with Rithm until the Consortium has been permitted to bid on the Company without any restrictions from its standstill and a court order (i) reducing the termination fee in connection with the Transactions, (ii) prohibiting Rithm from voting newly acquired shares in a stockholder vote on the Transactions and (iii) declaring that the Majority of Unaffiliated Vote Condition be reinserted into the merger agreement with Rithm should the transaction proceed.
On October 20, 2023, the parties in the Beauchemin Action and the Former EMD Group Action jointly filed a proposed stipulation coordinating and consolidating the two proceedings in connection with discovery and a preliminary injunction hearing on November 9, 2023. The Court ordered the stipulation coordinating and consolidating the two proceedings on October 23, 2023. The Company anticipates discovery to take place on the motion for a preliminary injunction through approximately November 3, 2023.
The Company, Board and Special Committee deny any alleged wrongdoing, and intend to oppose any request for a preliminary or permanent injunction.
The Company has also received four books and records demands pursuant to 8 Del. C. § 220 (the “Section 220 Demands”), including one submitted by the Former EMD Group, seeking, among other things, meeting minutes concerning the Mergers or any strategic alternatives, all materials considered by the Board and Special Committee in connection with its consideration of the Mergers or any strategic alternatives, and communications from the Board, the Special Committee, and the Company’s management related to the same. The Company received the fourth Section 220 Demand on October 9, 2023. The Company has sent a letter objecting to ~~three~~ each of the four Section 220 Demands. The Company has commenced production in response to three of the demands, and will produce additional records in response to the Section 220 Demands as deemed appropriate. The Company has entered into an NDA with three of the Section 220 shareholders, which governs the treatment of all materials produced in response to the Section 220 Demands. The Company has produced documents in response to three of the demands, and will produce additional records in response to the Section 220 Demands as deemed appropriate. The Company has entered into an NDA with three of the Section 220 shareholders, which governs the treatment of all materials produced in response to the Section 220 Demands.
On September 30, 2023, the Board received a demand letter from a law firm purporting to represent certain former executive managing directors who are limited partners in the Company’s subsidiary operating partnerships, who claim to collectively hold approximately 3 million LP Class E Units, which represents a portion of the total number of LP Class E Units outstanding, in the Company (the “Class E Unitholders”). The demand asserted among other things that cancellation of the LP Class E Units, which is contemplated under the proposed Transactions, without the consent of the Class E Unitholders, violated the terms of the limited partnership agreements of the Operating Partnerships. The Class E Unitholders claimed that total number of LP ~~the~~ Class E Units outstanding represent a $113 million pro rata share of the proceeds of the proposed Transactions at the valuation set forth in the Merger Agreement on a “booked up” basis, that the limited partnership agreements of the Operating Partnerships entitle them to certain other distributions, and that the Board does not have the discretion to cancel the LP Class E Units without consideration. The Class E Unitholders threatened to pursue litigation if the Company did not remedy these alleged breaches, including by seeking a preliminary injunction to prohibit the cancellation of the LP Class E Units. On October 5, the Company responded to the Class E Unitholders’ letter, disputing their claims and explaining, among other things, that the Company was complying with the terms of the relevant limited partnership agreements. The Class E Unitholders responded on October 16, renewing their previous arguments and their threat to pursue litigation, including for injunctive relief. The Company ~~disagrees~~ continues to disagree with the Class E Unitholders’ interpretation of the limited partnership agreements of the Operating Partnerships and denies that the proposed treatment of the LP Class E Units described herein would constitute a breach of the limited partnership agreements of the Operating Partnerships.
Financing of the Mergers
The disclosure under the heading “Security Ownership of Certain Beneficial Owners and Management” is hereby supplemented by adding the underlined disclosure to page 131 of the Proxy Statement, as follows:
We anticipate that the total amount of funds necessary to complete the Mergers and the Transactions will be approximately ~~$676 million~~ $638 million, including the funds needed to:
•	pay the Company Stockholders and Partnership Unitholders the amounts due to them under the Merger Agreement;
•
repay in full the Company Credit Agreement ~~and pay the Warrant Consideration per share of Company Common Stock for which each Company Warrant is exercisable immediately prior to the Closing or, if such right is exercised by the holders of the Company Warrants, the Black-Scholes Value of the remaining unexercised portion of the applicable Company Warrant~~; and

•	pay amounts that will become payable in respect of Converted Restricted Stock Awards and Converted RSUs, assuming the vesting thereof.
This total amount is expected to be funded through cash on hand and available liquidity of Parent. The closing of the Mergers is not conditioned upon Parent obtaining any financing.
The Merger Agreement— Merger Consideration; Treatment of Company Common Stock and Company Warrants; Treatment of Partnership Units; Treatment of Company Stock Awards—Company Warrant
The disclosure under the heading “The Merger Agreement— Merger Consideration; Treatment of Company Common Stock and Company Warrants; Treatment of Partnership Units; Treatment of Company Stock Awards—Company Warrant” on page 14 of the Proxy Statement is removed in its entirety.
Voting Agreements
The disclosure under the heading “Voting Agreements” is hereby supplemented by adding the underlined disclosure to page 159 of the Proxy Statement, as follows:
In connection with the execution of the Original Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with the Specified Stockholders. As of October ~~10~~ 17, 2023, the Specified Stockholders collectively controlled approximately ~~26%~~ 24% of the total voting power of the Company’s outstanding voting stock. Further, Parent holds shares of Class A Common Stock representing approximately 6.5% of the total voting power of the Company’s outstanding voting stock, which the Company expects will be voted in favor of the Merger Proposal.
Market Prices and Dividend Data
The disclosure under the heading “Market Prices and Dividend Data” is hereby supplemented by adding the underlined disclosure to page 163 of the Proxy Statement, as follows:
Our shares of Class A Common Stock are listed and traded on the NYSE under the symbol “SCU.” As of October ~~10~~ 17, 2023, the Company had ~~29,664,827~~ 34,002,842 shares of Class A Common Stock, including restricted Class A shares, issued and outstanding and approximately 13 holders of record of shares of Class A Common Stock. The following table sets forth, for the periods indicated, the high, low and last sale prices in dollars on the NYSE for our shares of Class A Common Stock and the dividends per share of Class A Common Stock we declared with respect to the periods indicated. These prices do not necessarily represent actual transactions.

Security Ownership of Certain Beneficial Owners and Management
The disclosure under the heading “Security Ownership of Certain Beneficial Owners and Management” is hereby supplemented by adding the underlined disclosure to pages 164 and 165 of the Proxy Statement, as follows:
The following table sets forth the beneficial ownership of the shares of Company Common Stock and, solely in respect of our named executive officers, our directors and our directors and executive officers as a group, the beneficial ownership of our LP Class A Units and LP Class E Units. The information is presented as of October ~~10~~ 17, 2023, with respect to (i) each Person known to us to beneficially own more than 5% of either class of the outstanding shares of Company Common Stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each Person named in the table below has sole voting and investment power with respect to all of the equity shown as beneficially owned by such Person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws (or other beneficial ownership with a spouse). Unless otherwise indicated, the address of each Person named in the table is c/o Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019.
	Sculptor Capital Management, Inc.
	Class A Common Stock(1)		Class B Common Stock(1)(2)		Total Voting Power(3)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)	Amount and Nature of Beneficial Ownership	Percent of Class(3)
Named Executive Officers
James S. Levin(4)	4,108,402	~~13.8%~~ 12.1%	9,962,307	30.2%	~~22.4%~~ 21.0%
Dava Ritchea(5)	145,107	*	138,000	*	*
Wayne Cohen(6)	528,915	~~1.8%~~ 1.6%	1,492,094	4.5%	~~3.2%~~ 3.0%
David Levine(7)	73,771	*	222,572	*	*
Hap Pollard(8)	34,654	*	1	*	*
Principal Shareholders
Rithm Capital Corp.(9)	4,338,015	12.8%	—	*	6.5%
Daniel S. Och(10)	203,666	*	7,862,392	23.8%	~~12.9%~~ 12.0%
Robert S. Shafir(11)	1,829,069	~~6.2%~~ 5.4%	—	*	~~2.9%~~ 2.7%
David Windreich(12)	—	*	2,430,925	7.4%	~~3.9%~~ 3.6%
~~BlackRock, Inc.(13)~~	~~1,616,289~~	~~5.4%~~	~~—~~	~~*~~	~~2.6%~~
Directors
David Bonanno	12,916	*	—	*	*
Marcy Engel	52,120	*	—	*	*
Charmel Maynard	7,823	*	—	*	*
Bharath Srikrishnan(13)	—	*	—	*	*
All Directors and Executive Officers as a Group (9 persons)	4,963,716	~~16.7%~~ 14.6%	11,814,974	35.8%	~~26.7%~~ 24.9%
*	Less than 1%

	Operating Partnerships
	LP Class A Units(1)		LP Class E Units(14)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers
James S. Levin	497,370	3.3%	3,918,863	30.1%
Dava Ritchea	—	—%	200,000	1.5%
Wayne Cohen	229,764	1.5%	705,272	5.4%
David Levine	—	—%	150,000	1.2%
Hap Pollard	—	—%	1	—%
Operating Partnerships
	LP Class A Units(1)		LP Class E Units(14)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Directors
David Bonanno	—	—%	—	—%
Marcy Engel	—	—%	—	—%
Charmel Maynard	—	—%	—	—%
Bharath Srikrishnan	—	—%	—	—%
All Directors and Executive Officers as a Group (9 persons)	727,134	4.8%	4,974,136	38.2%
(1)
Our executive managing directors are parties to an exchange agreement with the Company, Holding Corp and each of the Operating Partnerships (the “Class A Unit Exchange Agreement”), under which each of our executive managing directors is entitled to exchange their LP Class A Units for shares of Class A Common Stock (or, at our option, the cash equivalent thereof) on a one-for-one basis, subject to exchange rate adjustments for splits, unit distributions and reclassifications and subject to vesting and other conditions. Each of our executive managing directors holding LP Class A Units holds one share of Class B common stock for each LP Class A Unit held by such executive managing director. See Note (2) below. Upon any such exchange of LP Class A Units for shares of Class A Common Stock, an executive managing director’s corresponding Class B Common Stock will be automatically canceled and, as a result, there will be no effect on the number of voting shares of Company Common Stock outstanding.

(2)
The Class B Common Stock entitles the holders to one vote per share, but have no economic rights. Each of our executive managing directors holding LP Class A Units holds one share of Class B Common Stock for each LP Class A Unit. In addition, each of our executive managing directors holding LP Class P Units or LP Class P-4 Units holds one share of Class B Common Stock for each LP Class P Unit or LP Class P-4 Unit, and each of our executive managing directors holding LP Class A-1 Units (to the extent the associated LP Class E Units have not vested) holds one share of Class B Common Stock for each LP Class A-1 Unit and such shares of Class B Common Stock that relate to our LP Class A-1 Units, which represent ~~0.7%~~ less than 1% of our total combined voting power, will be voted pro rata in accordance with the vote of the shares of Class A Common Stock. One share of Class B Common Stock will be issued to each holder of LP Class E Units upon the vesting of each such holder’s LP Class E Unit, at which time, in the case of LP Class E Units other than LP Class E-2 Units, a corresponding number of shares of Class B Common Stock held by holders of LP Class A-1 Units will be canceled. All of our shares of Class B Common Stock are held by our executive managing directors. See Note (14) below regarding the issuance of Class B Common Stock upon the vesting of LP Class E Units.

(3)
Class A Common Stock Percent of Class is based on 29,352,181 shares of Class A Common Stock and 4,650,661 restricted Class A shares issued and outstanding as of October 17, 2023. Class B Common Stock Percent of Class is based on 33,017,247 shares of Class B Common Stock issued and outstanding as of October 17, 2023. Total Voting power is based on ~~62,682,074~~ 67,020,089 shares of Company Common Stock, comprised of ~~25,014,166~~ 29,352,181 shares of Class A Common Stock, 4,650,661 restricted Class A shares and 33,017,247 shares of Class B Common Stock issued and outstanding as of October ~~10~~ 17, 2023.

(4)
Includes 3,047,471 restricted Class A shares subject to vesting. Mr. Levin’s beneficial ownership also includes 25,950 shares of Class A Common Stock, 91,855 LP Class A Units and 2,822,026 LP Class E Units beneficially owned by trusts that are for the benefit of Mr. Levin or members of the Levin family. In addition, Mr. Levin’s shares of Class B Common Stock includes 2,447,428 shares of Class B Common Stock of which Mr. Levin, as PMC Chairman, holds a proxy. Such proxy does not extend to the matters to be voted upon at the Special Meeting. Excluding such proxy shares, Mr. Levin’s total combined voting power is ~~18.5%~~ 17.3% after excluding shares of Class B Common Stock owned by Mr. Levin that relate to LP Class A-1 Units that will be voted pro rata in accordance with the vote of the shares Class A Common Stock.

(5)	Includes 132,892 restricted Class A shares subject to vesting.
(6)
Includes 508,341 restricted Class A shares subject to vesting. Mr. Cohen’s beneficial ownership includes 26,477 LP Class A Units and 180,000 LP Class E Units that are held by trusts that are for the benefit of Mr. Cohen or members of the Cohen family. Mr. Cohen’s total combined voting power is ~~3.2%~~ 3.0% after excluding shares of Class B Common Stock owned by Mr. Cohen that relate to LP Class A-1 Units that will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.

(7)	Includes 59,273 restricted Class A shares subject to vesting.

(8)	Includes 2,886 restricted Class A shares subject to vesting.
(9)
Based on information filed with the SEC in a Schedule 13D on October 13, 2023. Rithm has sole voting power with respect to 4,338,015 shares of Class A Common Stock and sole dispositive power with respect to 4,338,015 shares of Class A Common Stock. On October 12, 2023, Rithm purchased from Delaware Life Insurance Company (the “Former Warrant Holder”) warrants to purchase an aggregate of 4,338,015 shares of Class A Common Stock at an exercise price of $7.95 per share, for an aggregate purchase price of $27,568,961. Rithm also agreed to pay certain additional amounts to the Former Warrant Holder in the event that the Company is acquired within 270 days of the closing of the purchase of the warrants. On October 12, 2023, Rithm delivered to the Company an exercise notice pursuant to the terms of the warrants for the full 4,338,015 shares of Class A Common Stock thereunder, and on October 13, 2023 the Company issued the full 4,338,015 shares of Class A Common Stock to Rithm. The principal business address of Rithm is 799 Broadway, New York, New York 10003.

(10)
Mr. Och’s total combined voting power is ~~12.5%~~ 11.7% after excluding shares of Class B Common Stock owned by Mr. Och that relate to LP Class A-1 Units that will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.

(11)
Mr. Shafir withdrew from the Operating Partnerships and resigned from the Board of Directors effective April 1, 2021. Amounts are based solely on Schedule 13D, filed with the SEC on September 30, 2021.

(12)
Mr. Windreich’s total combined voting power is ~~3.8%~~ 3.5% after excluding shares of Class B Common Stock owned by Mr. Windreich that relate to LP Class A-1 Units that will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.

~~(13)~~
~~Based on information filed with the SEC in a Schedule 13G/A on February 1, 2023. BlackRock, Inc. has sole voting power with respect to 1,586,685 shares of Class A Common Stock and sole dispositive power with respect to 1,616,289 shares of Class A Common Stock. BlackRock Inc.’s address is 55 E 52nd St., New York, NY 10055.~~

(13)	Mr. Srikrishnan did not receive compensation in the form of stock awards during 2022. Mr. Srikrishnan received $115,000 in cash for his service on the Board of Directors during 2022.
(14)
LP Class E Units are limited partner profits interests issued to certain executive managing directors that are only entitled to future profits and gains. One share of Class B Common Stock will be issued to each holder of LP Class E Units upon the vesting of each LP Class E Unit of such holder, at which time, in the case of LP Class E Units other than LP Class E-2 Units, a corresponding number of shares of Class B Common Stock held by holders of LP Class A-1 Units will be canceled and, as a result, there will be no resulting increase to the number of voting shares of Company Common Stock outstanding. Shares of Class B Common Stock that relate to LP Class A-1 Units will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.

Additional Information and Where to Find It
This Supplemental Disclosure to Proxy Statement relates to a proposed transaction between Rithm and Sculptor. In connection with the proposed transaction, Sculptor has filed with the SEC and has mailed or otherwise provided to its stockholders the Proxy Statement regarding the proposed transaction. Sculptor may also file other documents with the SEC regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SCULPTOR’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the Proxy Statement and other documents containing information about Sculptor and the proposed transaction, once such documents are filed with the SEC (when available) from the SEC’s website at www.sec.gov and Sculptor’s website at www.sculptor.com. In addition, the Proxy Statement and other documents filed by Sculptor with, or furnished to, the SEC (when available) may be obtained from Sculptor free of charge by directing a request to Sculptor’s Investor Relations at investorrelations@sculptor.com.
Participants in the Solicitation
Sculptor and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from Sculptor’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Sculptor in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise is included in the Proxy Statement. You may also find additional information about Sculptor’s directors and executive officers in Sculptor’s proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2023.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this Supplemental Disclosure to Proxy Statement, and the documents to which we refer you in this Supplemental Disclosure to Proxy Statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are generally identified by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “approximately,” “predict,” “intend,” “plan,” “estimate,” “anticipate,” “opportunity,” “pipeline,” “comfortable,” “assume,” “remain,” “maintain,” “sustain,” “achieve” or the negative version of those words or other comparable words. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs as of the date of this Supplemental Disclosure to Proxy Statement regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.
Numerous factors could cause actual events to differ from these forward-looking statements, and any such differences could cause our actual results to differ materially from the results expressed or implied by these forward- looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this Supplemental Disclosure to Proxy Statement, and the following factors:
•	the risk that the Mergers may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of shares of Class A Common Stock;
•	the failure to satisfy any of the conditions to the consummation of the Mergers;
•	the failure to obtain Company Stockholder Approval of the Merger Proposal;
•
the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee of $20,307,196;

•	risks that the proposed Mergers, or failure to complete the Mergers, disrupt the Company’s current plans and operations or affect the Company’s ability to retain or recruit key employees;
•	the effect of the announcement or pendency of the Mergers on the Company’s business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Transactions;
•	risks related to diverting management’s or employees’ attention from ongoing business operations;
•	the risk that the Company’s stock price may decline significantly if the Mergers are not completed;
•
unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors;

•	the tax consequences of the Mergers;
•
the nature, cost and outcome of pending and future (i) litigation and other legal proceedings, including any such proceedings related to the Mergers and instituted against the Company and others or (ii) other challenges to the consummation of the Transactions;

•	impact of inflation on the Company’s business;
•	impact of the United Kingdom’s withdrawal from the European Union;
•	impact of regulatory developments related to, among other things, financial institutions and markets, government oversight, fiscal and tax policy;
•	impact of poor investment performance of, or lack of capital flows into, the funds the Company manages;
•	risk of investors redeeming a significant amount of assets under management during any given period;
•	competitive pressures in the asset management business; and
•	general economic, business, market and geopolitical conditions.

Consequently, all of the forward-looking statements we make in this Supplemental Disclosure to Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Forward-Looking Statements” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see “Additional Information” beginning on page 19). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our Company Stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.
Voting Information
IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE SPECIAL MEETING.
To ensure that your shares are voted at the Special Meeting, we recommend that you provide voting instructions by proxy as soon as possible, whether or not you plan to attend the Special Meeting.
Voting of Proxies
You may vote by any one of the following means:
•
By Mail: To vote by mail, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a broker, bank or other nominee, they will give you separate instructions for voting your shares.

•
By Telephone or on the Internet: Company Stockholders of record can vote by telephone by calling the toll-free telephone number provided on the proxy card. Company Stockholders of record can vote by Internet by visiting www.proxyvote.com. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for Company Stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (Eastern time) on November 15, 2023. If you hold your shares through a broker, bank or other nominee, the availability of telephonic or Internet voting will depend on the voting processes of your broker, bank or other nominee. Please check with your broker, bank or other nominee and follow the voting procedures your broker, bank or other nominee provides to vote your shares of Company Common Stock.

•
Voting at the Special Meeting or by Proxy: If you are a holder of record of shares of Company Common Stock, you may attend and vote via webcast at the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in the name of a broker, bank or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, bank or other nominee to be able to vote at the Special Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Special Meeting to obtain this “legal proxy” from the holder of record.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares at the Special Meeting if you deliver to our Corporate Secretary a written revocation of any proxy you previously submitted.
If you have any questions concerning the Merger Agreement, the Mergers or the other Transactions, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement, or need help submitting a proxy to have your shares of Company Common Stock voted, please contact Innisfree M&A Incorporated, which is assisting the Company with the solicitation of proxies, at (877) 456-3513 (toll-free). Banks and brokers may call (212) 750-5833.

If you properly sign and return your proxy card but do not indicate voting instructions with respect to any proposal, the shares represented by the proxy will be voted FOR each of the following proposals:
1.	the Merger Proposal;
2.	the Non-Binding Compensation Proposal; and
3.	the Adjournment Proposal.
Revocability of Proxy
Any Company Stockholder returning a proxy may revoke it at any time before the proxy is exercised by (i) returning a later-dated signed proxy card to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary; (ii) delivering a later-dated written notice of revocation to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary; (iii) submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Special Meeting; or (iv) attending the Special Meeting virtually and properly voting via webcast. Any proxy not properly revoked will be voted as previously specified by the Company Stockholder. Mere attendance at the Special Meeting will not cause your previously granted proxy to be revoked.
If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a “legal proxy” to vote your shares electronically at the Special Meeting.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Company Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.